China Wi-Max Communications, Inc. Announces Major Access to Beijing Buildings
                           for its Broadband Service

DENVER  and   BEIJING,   Nov.   30   /PRNewswire-FirstCall/   --  China   Wi-Max
Communications, Inc. (OTC Bulletin Board: CHWM - News) and Minfang Telecommunications today announced the signing of an Agreement that provides China Wi-Max with "most favored nation" access to over 1,400 commercial buildings in Beijing for its enhanced broadband services. Minfang is a privately held, licensed telecommunications transport company that currently provides transport services to the largest telecommunications companies in Beijing.

The "most favored nation" provision allows the Company to pay the most competitive rates for immediate access and utilization of Minfang's fiber transport services. In addition to pricing, this Agreement also solves the crucial telecommunications challenge of "last mile" access. Customers in 1,400 Beijing buildings will now have direct access to China Wi-Max's enhanced broadband services. The "last mile" is the final hurdle to be overcome by any new broadband services company in delivering connectivity from a communications provider to customers.

"Earlier this month, we lit our fiber ring in Beijing, and now we have enhanced and significantly expanded our ability to provide cost-effective service to customers at both the retail and wholesale levels," observed Steven Berman, Chief Executive Officer of China Wi-Max Communications, Inc.

Chairman Allan Rabinoff added that "this opportunity provides us with the ability to competitively meet the ongoing demands of China's new generation of commercial customers." About China Wi-Max Communications, Inc.

China Wi-Max Communications, Inc. (CHWM), a world-class telecommunications and IP transport company, was formed to take advantage of the rapidly expanding wireless and landline communications needs in China. The goal of China Wi-Max Communications is to become the premier provider of broadband technology and allied services in the Chinese market. Building on world-class technical experience and proven management skills, China Wi-Max Communications is approaching its market with the tools that experience suggests are necessary to achieve success. The Company is headquartered in Denver, Colorado and its common stock is listed on the OTC Bulletin Board under the symbol "CHWM". For
additional    information,    please    visit   the    Company's    website   at
www.chinawi-max.com.


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'Safe Harbor Statement'

This press release contains forward-looking statements that involve risks and uncertainties. The statements of this Summary Overview are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision. For More Information Please Visit the Company's Website at www.chinawi-max.com.